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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No. 1)*


                              CBC HOLDING COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   12479N106
                        ------------------------------
                                 (CUSIP Number)

                                April 18, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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                                                               Page 2 of 5 pages
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  CUSIP NO.  12479N106
           ------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Sidney S. (Buck) Anderson, Jr.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
      N/A
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            85,680

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             85,680

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      85,680
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
      N/A
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      12.29%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------



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                                                               Page 3 of 5 pages
                                 SCHEDULE 13G
Item 1.

         (a) Name of Issuer:

             CBC Holding Company

         (b) Address of Issuer's Principal Executive Offices:

             102 West Roanoke Drive
             Fitzgerald, Georgia  31750

Item 2.

         (a) Name of Person Filing:

             Sidney S. (Buck) Anderson, Jr.

         (b) Address of Principal Business Office or, if None, Residence:

             701 South Grant Street
             Fitzgerald, Georgia  31750

         (c) Citizenship:

             United States of America

         (d) Title of Class of Securities:

             Common Stock

         (e) CUSIP Number:

             12479N106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is:

         Not applicable

Item 4.  Ownership as of December 31, 2000:

         (a) Amount beneficially owned:  85,680

         (b) Percent of class:  12.29%

         (c) Number of shares as to which such person has:

             (i)   Sole power to vote or direct the vote:  85,680

             (ii)  Shared power to vote or direct the vote:    0

             (iii) Sole power to dispose or to direct the disposition of: 85,680

             (iv)  Shared power to dispose or direct the disposition of:    0

Item 5.  Ownership of Five Percent or Less of a Class:

         Not Applicable
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                                                               Page 4 of 5 pages

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

         Not applicable

Item 8.  Identification and Classification of the Members of the Group:

         Not applicable

Item 9.  Notice of Dissolution of Group:

         Not applicable

Item 10. Certification:

         Not applicable
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                                                               Page 5 of 5 pages

                                 SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                           2/6/01
                                            ----------------------------------
                                                            Date


                                            /s/ Sidney S. (Buck) Anderson, Jr.
                                            ----------------------------------
                                                          Signature


                                                Sidney S. (Buck) Anderson, Jr.
                                            ----------------------------------
                                                          Name/Title